                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                        [ ]  Confidential, For Use of the Commission
[X]  Definitive Proxy Statement                              Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                               NETRO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

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

                               NETRO CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 25, 2000

     The Annual Meeting of Shareholders (the "Annual Meeting") of Netro Corporation, a California corporation (the "Company"), will be held at the Westin Hotel, Alameda Room, located at 5101 Great America Parkway, Santa Clara, California 95054 on Thursday, May 25, 2000, at 7:30 a.m., Pacific time, for the following purposes:

     1. To elect the following Class I directors of the Company each to serve until the 2002 Annual Meeting or until their respective successors have been elected or appointed: Thomas R. Baruch, Irwin Federman and Robert
        J. Wynne;

     2. To approve the amendment of the Company's 1997 Directors' Stock Option Plan to increase the initial grant to new directors to 50,000 shares, vesting in four equal increments on the first four anniversaries of the date the director joins the board, and to increase the annual grant to all directors to 12,500 shares, vesting in full on the fourth anniversary of the date of grant;

     3. To ratify the appointment of Arthur Andersen LLP as the Independent Public Accountants of the Company for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     The Board of Directors has fixed the close of business on April 6, 2000 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          Tae Hea Nahm
                                          Secretary

San Jose, California
April 27, 2000

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                               NETRO CORPORATION
                              3860 N. FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                                PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Netro Corporation, a California corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Westin Hotel, Alameda Room, located at 5101 Great America Parkway, Santa Clara, California 95054 on Thursday, May 25, 2000, at 7:30 a.m., Pacific time, and any adjournment or postponement thereof.

     This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, including financial statements, were first mailed to shareholders entitled to vote at the meeting on or about April 27, 2000.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Fred A.M. Bauer, General Counsel) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

     The close of business on April 6, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 49,959,023 shares of Common Stock outstanding and held of record by approximately 302 shareholders.

VOTING AND SOLICITATION

     Holders of Common Stock on the Record Date are entitled to one vote per share on all matters. Shares of Common Stock may not be voted cumulatively.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Thus, an abstention will have the same effect as a vote against a particular proposal.

     The shares represented by the proxies received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of directors, FOR amendment of the Company's 1997 Directors' Stock Option Plan, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter

("broker non-votes"), those shares will be considered as represented for purposes of determining a quorum, but will not be considered as voting, with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES FOR CLASS I DIRECTOR

     The Company's Board of Directors currently consists of six members, including three Class I directors and three Class II directors. Each Class I and Class II director is elected for two year terms, with Class I directors elected in even-numbered years (e.g., 2000) and the Class II directors elected in odd-numbered years (e.g., 2001). Class I director Neal Douglas resigned as a Class I director in April 2000 for reasons unrelated to the Company, and the Board subsequently reduced the authorized number of directors from seven to six. The Board has nominated the three persons named below to serve as Class I directors until the next Annual Meeting of Shareholders at which Class I directors are elected or until their successors are duly elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     Assuming a quorum is present, the three nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     The names of the nominees for Class I director, their ages as of March 31, 2000 and certain other information about them are set forth below:

          NAME OF NOMINEE            AGE           PRINCIPAL OCCUPATION            DIRECTOR SINCE
          ---------------            ---           --------------------            --------------
Thomas R. Baruch...................  61     General Partner, CMEA Ventures              1994
Irwin Federman.....................  64     General Partner, U.S Venture                1995
                                            Partners
Robert J. Wynne....................  57     Private Consultant                          2000

     There are no family relationships among any of the directors or executive officers of the Company.

     THOMAS R. BARUCH has been a director since November 1994. Mr. Baruch has been a General Partner in CMEA Ventures, a venture capital firm, since 1988. Mr. Baruch is also a Special Partner in New Enterprise Associates, a venture capital firm. Prior to joining CMEA, Mr. Baruch was the President and Chief Executive Officer of Microwave Technology, Inc., from 1983 to 1988. Mr. Baruch serves on the boards of directors of

Physiometrix Inc., a developer and manufacturer of non-invasive advanced medical products, Symyx Technologies, Inc., a developer of industrial materials, and several privately held companies.

     IRWIN FEDERMAN has been a director since June 1995. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since 1990. Mr. Federman serves on the boards of directors of CheckPoint Software Technologies, Inc., a network security software company, Komag Incorporated, a disk drive media manufacturer, MMC Networks, Inc., a developer and supplier of network processors, QuickLogic, Inc., a semiconductor company, SanDisk Corporation, a solid-state memory system company and several privately-held companies.

     ROBERT J. WYNNE has been a director since February 2000. Mr. Wynne has served as a consultant to Sony Pictures Entertainment since January 2000. Prior to that time, he served Sony Pictures Entertainment in a variety of roles including most recently as Co-President and Chief Operating Officer. He joined Sony Pictures Entertainment in November 1995 as Corporate Executive Vice President. Prior to joining Sony Pictures Entertainment, Mr. Wynne was a founder and partner of Hill Wynne Troop & Meisinger, a law firm. Mr. Wynne serves as a member of the board of directors of, or as an advisor or consultant to, several privately held companies and venture funds.

CLASS II DIRECTORS

     The names of the Company's Class II directors, and certain information about them as of March 31, 2000, are set forth below:

         NAME OF DIRECTOR            AGE           PRINCIPAL OCCUPATION            DIRECTOR SINCE
         ----------------            ---           --------------------            --------------
Richard M. Moley...................  60     Private Investor                            1997
Gideon Ben-Efraim..................  57     President and Chief Executive               1994
                                            Officer of the Company
John L. Walecka....................  40     General Partner, Redpoint Ventures          1995

     RICHARD M. MOLEY has been a director since November 1997, Chairman of the Board of Directors from March 1998 to April 2000 and Chairman Emeritus since April 2000. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Networking and as a director of Cisco Systems, Inc., following Cisco Systems' purchase of StrataCom, Inc., where he was, from June 1986 to July 1996, Chairman of the Board, Chief Executive Officer and President. Mr. Moley serves on the boards of directors of Linear Technology Corporation, a designer and manufacturer of linear integrated circuits, Echelon Corporation, a developer of control network hardware and software products, and several privately held companies.

     GIDEON BEN-EFRAIM has served as the Company's President, Chief Executive Officer, a director since founding the Company in November 1994 and Chairman of the Board of Directors since April 2000. From November 1994 to March 1998, Mr. Ben-Efraim was also Chairman of the Board of Directors. Prior to joining Netro, Mr. Ben-Efraim was a founder of and Executive Vice President, Engineering and Business Development at P-Com Inc., a digital microwave radio company, from June 1991 to November 1994. Mr. Ben-Efraim received a B.S. in Industrial Engineering and Management from Tel Aviv University.

     JOHN L. WALECKA has been a director since November 1995. Mr. Walecka is a founding partner at Redpoint Ventures, a venture capital firm formed in September 1999. From 1990 to September 1999, Mr. Walecka was a general partner at Brentwood Venture Capital, a venture capital firm. Mr. Walecka serves on the boards of directors of Rhythms NetConnections Inc., a service provider using digital subscriber line technology, Vitria Technology, Inc. a provider of integration software, and several privately held companies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1999 (the "last fiscal year"), the Board met seven times and no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves. The Board has an Audit Committee and a Compensation

Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. A nomination for a director made by a shareholder must be submitted to Fred A. M. Bauer, General Counsel, at the address of the Company's executive offices set forth above on or after February 27, 2001 and on or before May 8, 2001. Nominations that are intended to be included in the Company's proxy statement for the 2001 Annual Meeting must be submitted no later than December 29, 2000. See "Deadline for Receipt of Shareholder Proposals for 2001 Annual Meeting."

     The Audit Committee consists of directors Federman, Walecka and Wynne, three of the Company's non-employee directors, and held four meetings during the last fiscal year. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

     The Compensation Committee consists of directors Baruch and Walecka, and held four meetings during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives.

COMPENSATION OF DIRECTORS

     Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board. The Company's 1997 Directors' Stock Option Plan (the "Directors' Plan"), as amended by the Board in January 2000, provides that: each person who becomes a nonemployee director of the Company after such amendment will receive an initial grant of 50,000 shares, which vests in four equal increments on the first four anniversaries of the date the director joins the board; and each director of the Company will receive an annual grant of 12,500 shares on the first day of each fiscal year, which vests in full on the fourth anniversary of the date of grant. However, each non-employee director who received a 20,000 share initial grant under the original version of the Directors' Plan will be eligible to receive an annual grant of a fully vested option to purchase 5,000 shares of common stock until the first day of the Company's fiscal year following the date on which the initial 20,000 share option has fully vested under the terms of that option. After that 20,000 share option has fully vested, each director will be eligible to receive an annual grant of a fully vested option to purchase 12,500 shares of common stock each year. During 1999, Messrs. Baruch, Douglas, Federman, Moley and Walecka were non-employee directors who received a 20,000 share initial grant under the original version of the Directors' Plan. In 1999, each of these received an option to purchase 5,000 shares at an exercise price of $2.00 per share.

RECOMMENDATION OF THE BOARD:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

                AMENDMENTS TO 1997 DIRECTORS' STOCK OPTION PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve amendments to the Company's 1997 Directors' Stock Option Plan (the "Directors' Plan") in order to increase the initial grant to new directors to 50,000 shares, vesting in four equal increments on the first four anniversaries of the date the director joins the board, and to increase the annual grant to all directors to 12,500 shares, vesting in full on the fourth anniversary of the date of grant. The following is a summary of principal features of the Directors' Plan. This summary, however, does not purport to be a complete description of all the provisions of the Directors' Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the General Counsel at the principal executive offices of the Company.

PLAN DESCRIPTION

     The Directors' Plan was adopted by the Board in December 1997, amended in June 1999 and amended again by the Board in January 2000. The June 1999 amendments were approved by the Company's shareholders in August 1999. As of December 31, 1999:

     - a total of 300,000 shares of common stock had been reserved for issuance;

     - options to purchase 125,000 shares of common stock were outstanding at a weighted average price of $2.00; and

     - 175,000 shares remained available for future grants.

     In January 2000, the Board amended the Directors' Plan to provide that the initial grant to new directors be increased to 50,000 shares, vesting in four equal increments on the first four anniversaries of the date the director joins the Board. In addition, the amendment also increased the size of the annual grant to all directors to 12,500 shares, which shares vest in full on the fourth anniversary of the date of grant. These modifications are subject to, and will become effective as of the date of, the approval of the Company's shareholders, which is being solicited hereby. Under the Directors' Plan prior to this amendment, each individual who first became a non-employee director after the effective date of the June 1999 amendment received an automatic initial grant of an option to purchase 10,000 shares of common stock. Initial grants to non-employee directors will be vested and exercisable in full as of the date of grant. The Directors' Plan also provided, prior to the January 2000 amendment, for additional grants of fully vested options to purchase 10,000 shares of common stock on the first day of each fiscal year to each non-employee director who has served on the Board for at least six months. A non-employee director who received a 20,000 share initial grant under the original version of the Directors' Plan, however, will be eligible to receive an annual grant of a fully vested option to purchase 5,000 shares of common stock until the first day of the Company's fiscal year following the date on which the initial 20,000 share option has fully vested under the terms of that option. After that 20,000 share option has fully vested, prior to the January 2000 amendment, each director was eligible to receive an annual grant of a fully vested option to purchase 10,000 shares of common stock each year. The per share exercise price of all stock options granted under the Directors' Plan must be equal to the fair market value of a share of the Company's common stock on the grant date. Options granted under the Directors' Plan have a term of ten years. Unvested options, however, will terminate when the optionee ceases to serve as a director and vested options will terminate if they are not exercised within 12 months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason.

     In the event of change of control of the Company, each non-employee director will be entitled to have his options assumed by the successor or else his existing options will become fully vested.

     The Directors' Plan is designed to work automatically without administration. However, to the extent administration is necessary, it will be performed by the Board other than the director or directors who have a personal interest at stake. Although the Board may amend or terminate the Directors' Plan, it may not take any action that might adversely affect any outstanding option. The Directors' Plan will have a term of ten years unless terminated earlier.

U.S. FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the Directors' Plan.

     Options granted under the Directors' Plan are nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax law at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will generally recognize ordinary income for U.S. income tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Common Stock represented and voting at the Annual Meeting (which shares voting affirmatively also represent a majority of the required quorum) is required for the approval of the amendments to the Directors' Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

        THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE
              AMENDMENT OF THE 1997 DIRECTORS' STOCK OPTION PLAN.

                                 PROPOSAL NO. 3

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent auditors since 1998 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

   THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING
                               DECEMBER 31, 2000.

                                   MANAGEMENT

     Our executive officers and other key employees and their ages as of March 31, 2000 are as follows:

               NAME                  AGE                             POSITION
               ----                  ---                             --------
Gideon Ben-Efraim..................  57     President, Chief Executive Officer and Director
Michael T. Everett.................  50     Executive Vice President and Chief Financial Officer
Matthew Powell.....................  45     Senior Vice President, Worldwide Sales
John Perry.........................  52     Chief Technology Officer and Vice President, Engineering
Stuart M. Feeney...................  35     Vice President and Chief Scientist
Francis Ngai.......................  48     Vice President, Customer Advocacy
Man Wong...........................  47     Vice President, Operations
Zohar Lotan........................  51     Vice President, Technical Support
James F. Hannigan..................  55     Vice President, Software Engineering
David A. Cassens...................  42     Vice President, Radio Engineering
Robert Benattar....................  40     Vice President, European and African Sales
Peter Carson.......................  52     Vice President, Americas Sales
Fred A. M. Bauer...................  47     General Counsel and Vice President, Human Resources

     GIDEON BEN-EFRAIM has served as our President, Chief Executive Officer and a director since founding Netro in November 1994. From November 1994 to March 1998, Mr. Ben-Efraim was also Chairman of the Board of Directors. Prior to joining Netro, Mr. Ben-Efraim was a founder of and Executive Vice President, Engineering and Business Development at P-Com Inc., a digital microwave radio company, from June 1991 to November 1994. Mr. Ben-Efraim received a B.S. in Industrial Engineering and Management from Tel Aviv University.

     MICHAEL T. EVERETT has served as our Chief Financial Officer since joining Netro in March 1997, at which time he was appointed Senior Vice President. He has served as our Executive Vice President since January 1999. From December 1996 to February 1997, he served as Executive Vice President and Chief Financial Officer at Diva Communications Inc. Mr. Everett spent ten years at Raychem Corporation, a telecommunication and electronic components supplier, from April 1987 to November 1996, as General Counsel and Chief Financial Officer, and most recently, Senior Vice President, Asia. Mr. Everett received a B.A. from Dartmouth College and a J.D. from the University of Pennsylvania Law School.

     MATTHEW POWELL has served as our Senior Vice President, Worldwide Sales since March 1998. Prior to joining Netro, Mr. Powell served as Director of Marketing at Cisco Systems from February 1997 to March 1998 and in various sales management positions at StrataCom from 1986 to February 1997. Mr. Powell received a B.A. from Tulane University and an M.B.A. from The Wharton School, University of Pennsylvania.

     JOHN PERRY has served as our Chief Technology Officer and Vice President, Engineering since joining Netro in September 1998. Prior to joining Netro, Mr. Perry served as Vice President, Engineering at Diva Communications Inc. from January 1996 to September 1998, and Vice President, Engineering at Ericsson Raynet from October 1993 to December 1995. Mr. Perry received a Bachelor's degree in Electrical Engineering and Device Electronics from the University of Hertfordshire, England.

     STUART M. FEENEY has served as our Vice President and Chief Scientist since December 1999. Prior to that time, he served in radio engineering positions of increasing responsibility since joining Netro in May 1995. Prior to joining Netro, Mr. Feeney served as Director of System Engineering at P-Com from June 1992 to May 1995. Mr. Feeney received a Bachelor's degree in Applied Physics from the University of Salford, England, and a general business education from the University of Manchester Institute of Science and Technology.

     FRANCIS NGAI has served as our Vice President, Customer Advocacy since July 1999. Prior to joining Netro, Mr. Ngai was Director of Customer Support at Heuristic Physics Laboratory, from October 1998 to

June 1999. From September 1995 to September 1998, he was the Director of Customer Satisfaction at GaSonics International, a semiconductor equipment manufacturer. From October 1989 to August 1995, Mr. Ngai was a Manager of Service Business for IBM. Mr. Ngai received a B.Sc. from the University of South Carolina and a M.Sc. from Stanford University in electrical engineering.

     MAN WONG has served as our Vice President, Operations since joining Netro in May 1999. Prior to joining Netro, Mr. Wong was Director of Operations at GaSonics International Corporation from March 1996 to May 1999. From October 1993 to March 1996, Mr. Wong was the Manufacturing Engineering and Advanced Development Manager at Litton Electron Devices Division. Mr. Wong received a B.S. in Physics from The Chinese University, Hong Kong, an M.B.A. from Golden Gate University, and an M.Sc. and Ph.D. in Physics from the University of Waterloo (Canada).

     ZOHAR LOTAN joined Netro in April 1995 as Director of Engineering and acting Vice President, Engineering. In May 1996, he joined the marketing team as Senior Director for Program Management and became Vice President, Customer Service in September 1998 and Vice President, Technical Support in July 1999. Prior to joining Netro, Mr. Lotan managed a software design team at Nortel from August 1988 to April 1995, developing wireless and ISDN communications. Mr. Lotan received a B.Sc. degree in Electrical Engineering from the Technion, Israel Institute of Technology and M.Sc. degree in Engineering Economic Systems from Stanford University, California.

     JAMES F. HANNIGAN has served as our Vice President, Software Engineering since June 1999. Prior to joining Netro, Mr. Hannigan served as Vice President, Software at Cisco Systems from May 1998 to May 1999. From March 1982 to June 1997, he was at Tandem Computer, in various engineering positions, including as Vice President, Software Development for the non-stop software division. Mr. Hannigan received a B.Sc. in Mathematics from California Polytechnic University in San Luis Obispo.

     DAVID A. CASSENS has served as our Vice President, Radio Engineering since December 1999. Prior to becoming Vice President, Mr. Cassens served as our Director of Radio Products from February 1998. Prior to joining Netro, Mr. Cassens served in various positions at P-Com, Inc. from April 1992 to December 1997, including Vice President of Engineering. Mr. Cassens received a B.S. in Physics from Eastern Oregon State College, a B.S. in Electrical Engineering from Oregon State University, and an M.Sc. in Electrical Engineering from Stanford University.

     ROBERT BENATTAR has served as our Vice President, European and African Sales since October 1999. Prior to that position, Mr. Benattar was our Director of Southern European Sales, where he was responsible for developing Netro's business in Spain, Portugal and Italy. Prior to joining Netro, Mr. Benattar was General Manager at Synoptics, Inc. from January 1991 to May 1994 and Sales Director/Director Northern Europe at StrataCom, Inc. from June 1994 to September 1996, and Director, Southern Europe at Xylan Corporation from October 1996 to April 1998. Mr. Benattar received a B.A.C., I.F.O.P., and D.E.S.E. from the University of Paris.

     PETER CARSON has served as our Vice President, Americas Sales since January 2000. From April 1993 to November 1999, Mr. Carson was Vice President-General Manager of Raychem Corporation's worldwide Transportation Electronics Division. Prior to that, he was in charge of Raychem's Interconnect Division from April 1989 to March 1993. Mr. Carson received a B.S. from Vanderbilt University in Materials Engineering and an M.B.A. from Harvard University.

     FRED A. M. BAUER has served as our General Counsel and Vice President, Human Resources since February 2000. Prior to joining Netro, Mr. Bauer was Director, Human Resources at Acuson Corporation, a medical equipment manufacturer, from November 1997 to February 2000. For more than five years prior to joining Acuson, Mr. Bauer served in various human resources and legal positions at Raychem Corporation, including Director, Business Practices and Human Resources and Vice President, Human Resources and General Counsel of Raychem's Raynet subsidiary. Mr. Bauer received an A.B. from Harvard College and J.D. from Harvard Law School.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's common stock as of March 31, 2000 by:

     - each person who is known by us to own beneficially more than 5% of our common stock;

     - each of our directors;

     - the Company's Chief Executive Officer and next five highest compensated executive officers (the "named executive officers"); and

     - all directors and executive officers as a group.

     Percentage of beneficial ownership is based on 49,963,857 shares of common stock outstanding as of March 31, 2000, together with options that are exercisable within 60 days of March 31, 2000 for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC. The percentages for beneficial ownership after the offering assume that the underwriters do not exercise their over-allotment option.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
            NAME AND ADDRESS OF BENEFICIAL OWNER                NUMBER      PERCENT
            ------------------------------------              ----------    -------
Gideon Ben-Efraim(1)........................................   4,500,000      8.9%
Venture Fund I, L.P.(2).....................................   4,216,071      8.4
U.S. Venture Partners(3)....................................   3,313,342      6.6
Brentwood Venture Capital(4)................................   2,401,284      4.8
Richard M. Moley(5).........................................     493,750      1.0
Michael T. Everett(6).......................................     491,485        *
Stuart Feeney(7)............................................     343,858        *
Matthew Powell(8)...........................................     258,017        *
Thomas R. Baruch(9).........................................     225,000        *
John Perry(10)..............................................     145,741        *
Neal Douglas(11)............................................      25,000        *
Irwin Federman(12)..........................................      25,000        *
John L. Walecka(13).........................................      25,000        *
Robert Wynne(14)............................................      10,000        *
All directors and executive officers as a group (13
  persons)(15)..............................................  16,637,350     32.1

---------------
  *  Less than 1%.

 (1) Includes 283,335 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000, 2,800,000 shares held by a family trust and 1,200,000 shares held by adult children of Mr. Ben-Efraim. Mr. Ben-Efraim disclaims beneficial ownership with respect to the shares held by his adult children. Mr. Ben-Efraim has the right to immediately exercise unvested options to purchase an additional 100,000 shares within 60 days of March 24, 2000; however, these shares would be subject to a right of repurchase by the Company.

 (2) Represents 4,216,071 shares held by Venture Fund I, L.P. Neal Douglas, a director of the Company as of March 31, 2000 who resigned from the Board in April 2000, is a general partner of the general partner of this partnership. He shares voting and investment power with respect to the shares held by this entity, and disclaims beneficial ownership of shares in which he has no pecuniary interest. See note 13. The address for Venture Fund I, L.P. is 295 North Maple Avenue, Rm. 3354A2, Basking Ridge, NJ 07920.

 (3) Represents 2,866,040 shares held by U.S. Venture Partners IV, L.P., 347,903 shares held by Second Ventures II, L.P. and 99,399 shares held by USVP Entrepreneur Partners II, L.P. Irwin Federman, a director of the Company, is a general partner of the general partner of each of these partnerships. He shares voting and investment power with respect to the shares held by these entities, and disclaims beneficial ownership of shares in which he has no pecuniary interest. See note 14. The address for U.S. Venture Partners is 2180 Sand Hill Road, Suite 300, Menlo Park, CA 94025.

 (4) Represents 2,361,982 shares held by Brentwood Associates VI, L.P. and 39,302 shares held by Brentwood Affiliates Fund, L.P. John L. Walecka, a director of the Company, is a general partner of the general partner of each of these partnerships. He shares voting and investment power with respect to the shares held by these entities and disclaims beneficial ownership of shares in which he has no pecuniary interest. See note 15. The address for Brentwood Venture Capital is 11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025.

 (5) Includes 43,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000, and 400,000 shares held by a trust for the benefit of an adult child of Mr. Moley, who disclaims beneficial ownership of such 400,000 shares.

 (6) Includes 287,360 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Mr. Everett has the right to immediately exercise unvested options to purchase an additional 102,640 shares within 60 days of March 24, 2000; however, these shares would be subject to a right of repurchase by the Company.

 (7) Includes 158,333 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Mr. Feeney has the right to immediately exercise an unvested option to purchase an additional 60,000 shares within 60 days of March 24, 2000; however, these shares would be subject to a right of repurchase by the Company.

 (8) Represents 256,666 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000.

 (9) Includes 25,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. The address for Mr. Baruch is 235 Montgomery Street, Suite 920, San Francisco, CA 94104.

(10) Represents 144,999 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000.

(11) Represents 25,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Excludes 4,216,071 shares held by Venture Fund I, L.P. See note 2.

(12) Represents 25,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Excludes 3,313,342 shares held by U.S. Venture Partners IV, L.P. and its affiliates. See note 3.

(13) Represents 25,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Excludes 2,401,284 shares held by Brentwood Associates VI, L.P. and Brentwood Affiliates Fund, L.P. See note 4.

(14) Represents 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000.

(15) Includes 9,930,697 shares held by entities affiliated with certain directors as described in notes 2, 3 and 4 and 1,651,040 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000.

     Except as otherwise noted, the address of each person listed in the table is c/o Netro Corporation, 3860 N. First Street, San Jose, CA 95134, and the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain summary information concerning the compensation received for services rendered to the Company during the fiscal years ended December 31, 1999 and December 31, 1998 by our Chief Executive Officer and each of our other four most highly compensated executive officers serving as such as of December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                           ANNUAL COMPENSATION      SECURITIES
                                                           --------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION                      SALARY      BONUS        OPTIONS
           ---------------------------                     --------    --------    ------------
Gideon Ben-Efraim................................  1999    $220,000    $110,000      475,000
  Chief Executive Officer, President and Director  1998     200,000      50,000           --
Michael T. Everett...............................  1999     180,000      55,000      305,000
  Chief Financial Officer and Executive Vice
  President                                        1998     165,077      52,500           --
Matthew Powell...................................  1999     130,000     130,000      230,000
  Senior Vice President, Worldwide Sales           1998     100,000     120,000      400,000
John Perry.......................................  1999     180,000      40,000      270,000
  Chief Technology Officer and                     1998      56,654      20,000      200,000
  Vice President, Engineering
Stuart Feeney....................................  1999     140,000      30,000      150,000
  Vice President, Radio Engineering

     The following table provides summary information regarding stock options granted to the persons named in the Summary Compensation Table from our 1996 stock option plan and 1999 executive stock option plan during the fiscal year ended December 31, 1999. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC.

                          OPTION GRANTS IN FISCAL 1999

                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                             NUMBER OF     PERCENT OF                                   AT ASSUMED ANNUAL RATES OF
                             SECURITIES   TOTAL OPTIONS                                  STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO                                         FOR OPTION TERM
                              OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------------
           NAME               GRANTED      FISCAL YEAR      PER SHARE         DATE           5%            10%
           ----              ----------   -------------   --------------   ----------   ------------   ------------
Gideon Ben-Efraim..........   175,000          4.8%           $34.31        12/13/09     $3,778,656     $9,577,364
                              300,000          8.2              3.50          4/5/09      2,734,909      4,793,784
Michael T. Everett.........    80,000          2.2             34.31        12/13/09      1,727,385      4,378,223
                              225,000          6.1              3.50          4/5/09      2,051,182      3,595,338
Matthew Powell.............    80,000          2.2             34.31        12/13/09      1,727,385      4,378,223
                              150,000          4.1              3.50          4/5/09      1,367,454      2,396,892
John Perry.................    70,000          1.9             34.31        12/13/09      1,511,462      3,830,945
                              200,000          5.5              3.50          4/5/09      1,823,273      3,195,856
Stuart Feeney..............    50,000          1.4             34.31        12/13/09      1,079,616      2,736,390
                              100,000          2.7              3.50          4/5/09        911,636      1,597,928

     The following table provides summary information concerning the exercise of options by the persons named in the Summary Compensation Table in 1999 and the shares of common stock represented by outstanding stock options held by each of them as of December 31, 1999. The value realized is based on the market value on the date of exercise, net of the exercise price. The value of unexercised in-the-money options is calculated based on the difference between the exercise price of the option and the fair market value of the common stock at December 31, 1999.

      AGGREGATE OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER OF                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            SHARES                   OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                          ACQUIRED ON     VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   ----------   -----------   -------------   -----------   -------------
Gideon Ben-Efraim.......    50,000      $1,537,500     166,666(1)     658,334      $ 8,166,634    $26,154,116
Michael T. Everett......     5,000          30,000     262,707(2)     457,293       12,872,643     19,485,057
Matthew Powell..........        --              --     175,000        455,000        8,575,000     19,485,200
John Perry..............        --              --      62,500        407,500        3,062,500     17,405,800
Stuart Feeney...........        --              --      92,707(3)     247,293        4,868,267     10,361,233

---------------
(1) An additional 183,334 option shares are immediately exercisable at $2.00 per share as of December 31, 1999; however, these shares are subject to a right of repurchase by the Company.

(2) An additional 152,293 option shares are immediately exercisable at $2.00 per share as of December 31, 1999; however, these shares are subject to a right of repurchase by the Company.

(3) An additional 85,000 option shares are immediately exercisable at $2.00 per share as of December 31, 1999; however, these shares are subject to a right of repurchase by the Company.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph of this proxy statement shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1999. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

GENERAL COMPENSATION POLICY

     Under the supervision of the Board of Directors, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise,
(ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's shareholders.

     The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

BASE SALARY

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

CASH-BASED INCENTIVE COMPENSATION

     Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

LONG-TERM INCENTIVE COMPENSATION

     The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term shareholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's shareholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

     Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Gideon Ben-Efraim has served as the Company's President and Chief Executive Officer since the Company's inception in 1994. His base salary for fiscal 1999 was $220,000 and he earned a bonus of $110,000.

     The factors discussed above in "Base Salaries," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Mr. Ben-Efraim's salary and stock option grant. Significant factors in establishing Mr. Ben-Efraim's compensation were the amount of his current stock ownership, including the portion that was unvested, changes in the compensation for similarly situated Chief Executives, achievement of revenue targets and customer contracts, growth of the Company as it prepared for its initial public offering, and successful completion of the initial public offering.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to
Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1996 Stock Option Plan and 1999 Executive Stock Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Compensation Committee:

                                          /s/  THOMAS BARUCH
                                          /s/  JOHN L. WALECKA

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Thomas Baruch and John L. Walecka. No member of the Compensation Committee serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

EMPLOYMENT AND CHANGE-OF-CONTROL AGREEMENTS

     In March 1995, the Company entered into an employment agreement with Gideon Ben-Efraim, the Company's Chief Executive Officer, President and Director. The initial base salary under this agreement was $120,000 per year, with an automatic increase to $145,000 upon the closing of the Company's Series A preferred stock financing. Mr. Ben-Efraim's base salary has since been increased pursuant to annual review by the Board. Pursuant to the agreement, Mr. Ben-Efraim receives a cash bonus equal to 20% of his base salary, in addition to participation in any annual executive bonus plan of the Company. In the event of termination other than for cause, the agreement entitles Mr. Ben-Efraim to severance benefits equal to twelve months of his then-current base salary as well as a lapse of 25% of the Company's repurchase option on unvested shares then held by Mr. Ben-Efraim, including those held by his family trust. If the Company enters into certain change-of-control transactions, Mr. Ben-Efraim's options and shares subject to repurchase, including those held by his family trust, will become fully vested. The agreement also provides that, in the event the Company grants registration rights to any officers or investors, the Company will grant no less favorable rights to Mr. Ben-Efraim.

     The Company has entered into change-of-control agreements with director Richard M. Moley and officers Peter Carson, Michael T. Everett, James Hannigan, Francis Ngai, Matthew Powell, John Perry and Man Wong as follows:

     - Under Mr. Moley's agreement, in the event of a change of control, all unvested shares and options held by Mr. Moley, or his affiliates, will vest immediately as if he had been employed by the Company for two additional years.

     - Under Mr. Everett's agreement, if Mr. Everett's employment with the Company is terminated without cause within one year following a change of control or if he is not offered a comparable position by the acquiror, all unvested options will vest as if he had been employed by the Company for two additional years.

     - Under Mr. Powell's agreement, in the event that Mr. Powell is terminated without cause following a change of control or is not offered a comparable position by the acquiror, unvested shares and options held by Mr. Powell will vest immediately as if he had been employed by the Company for one additional year.

     - Under the agreements with Messrs. Carson, Hannigan, Ngai, Perry and Wong, in the event the employee is terminated without cause following a change of control or does not receive an offer of a comparable position with the acquiror, and the termination occurs before the employee has completed one year of employment, unvested shares and options held by that employee will vest immediately as if he had been employed for one full year.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require us:

     - to indemnify directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

     - to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

     - to obtain directors' and officers' insurance if available on reasonable terms.

     The Company currently has a policy for directors' and officers' insurance. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for indemnification. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

TRANSACTIONS WITH DIRECTORS

     The Company loaned Richard M. Moley, the chairman of the Board, $800,000 in December 1998 in connection with the exercise of an option to purchase common stock of the Company. The note was secured by such shares of the Company's common stock owned by Mr. Moley and a trust controlled by him, with a rate of 5.44% and a due date of April 17, 2002. This note was paid in full in February 2000.

PRIVATE PLACEMENT TRANSACTIONS

     In January, April, July and October 1998 and January, February, April and June 1999, the Company issued an aggregate of 4,190,512 shares of Series D preferred stock at $7.78 per share to 26 investors. The table below summarizes the shares of preferred stock purchased in fiscal year 1999 by our executive officers, directors and 5% shareholders and persons and entities associated with them in this private placement transaction.

                                                              SERIES D
                          INVESTOR                             SHARES
                          --------                            --------
Venture Fund I, L.P. and Neal Douglas.......................  125,991
U.S. Venture Partners and Irwin Federman....................  123,767
Brentwood Venture Capital and John Walecka..................   89,698

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return data for the Company's stock since August 19, 1999 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) The Nasdaq Stock Market Composite Index, and (ii) the Nasdaq Telecommunications Index. The graph assumes that $100 was invested on the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                 COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*
                            AMONG NETRO CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

LOGO
---------------
* Assumes $100 invested on August 19, 1999 in stock or index, including reinvestment of dividends. Fiscal year ending December 31, 1999.

                            CUMULATIVE TOTAL RETURN

                                                              8/19/99     12/31/99
                                                              --------    --------
Netro Corporation...........................................  $100.00     $637.50
Nasdaq Stock Market (U.S.)..................................  $100.00     $154.14
Nasdaq Telecommunications...................................  $100.00     $155.57

     DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of shareholders intended to be included in the Company's proxy statement for the 2001 Annual Meeting of shareholders must be received by Fred A.M. Bauer, General Counsel, Netro Corporation, 3860 N. First Street, San Jose, California 95134, no later than December 29, 2000. If the Company is not notified of a shareholder proposal by on or after February 27, 2001 and on or before May 8, 2001, then the proxies held by management of the Company provide discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1999, all Reporting Persons complied with all applicable filing requirements, except as follows: (1) in October 1999, Cynthia Hillery who served at the time as the Company's Vice President, Marketing, reported a purchase and sale which occurred in August 1999, and (2) in December 1999, Gideon Ben-Efraim reported an option exercise which occurred in September 1999.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

     It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Tae Hea Nahm
                                          Secretary

April 27, 2000
San Jose, California

                                                                      APPENDIX A

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                               NETRO CORPORATION

         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2000


     The undersigned shareholder of Netro Corporation, a California corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 27, 2000, and hereby appoints Gideon Ben-Efraim and Michael T. Everett or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Netro Corporation to be held on Thursday, May 25, 2000 at 7:30 a.m., local time, at Westin Hotel, Alamada Room, 5101 Great America Parkway, Santa Clara, California 95054 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

               PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE
                       AND MAIL IN THE ENCLOSED ENVELOPE.

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

          PLEASE MARK YOUR
A  [X]    VOTES AS IN THIS
          EXAMPLE.

                                               FOR                  WITHHOLD
1.  ELECTION OF DIRECTORS                 all nominees            authority to
                                         listed (except           vote for all
                                         as indicated).         nominees listed.
                                               [ ]                     [ ]


    If you wish to withhold authority to vote         Nominees: Thomas R. Baruch
    for any individual nominee, strike a line                   Irwin Federman
    through that nominee's name in the list                     Robert J. Wynne
    at right:

    -----------------------------------------

                                                           FOR  AGAINST  ABSTAIN
2.  PROPOSAL TO AMEND THE 1997 DIRECTORS' STOCK PLAN:      [ ]    [ ]      [ ]

3.  PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR           [ ]    [ ]      [ ]
    ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS
    OF THE COMPANY FOR THE FISCAL YEAR ENDING
    DECEMBER 31, 2000:

                                     and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

                                     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF
                                     NO CONTRARY DIRECTION IS INDICATED, WILL BE
                                     VOTED AS FOLLOWS: (1) FOR THE ELECTION OF
                                     DIRECTORS; (2) FOR AMENDMENT OF THE 1997
                                     DIRECTORS' STOCK OPTION PLAN; (3) FOR
                                     RATIFICATION OF THE APPOINTMENT OF ARTHUR
                                     ANDERSEN LLP AS THE INDEPENDENT PUBLIC
                                     ACCOUNTANTS OF THE COMPANY FOR THE FISCAL
                                     YEAR ENDING DECEMBER 31, 2000; AND AS SAID
                                     PROXIES DEEM ADVISABLE ON SUCH OTHER
                                     MATTERS AS MAY COME BEFORE THE MEETING.


Signature:                                                  Date:
          ------------------------------------------------       ---------------

Signature:                                                  Date:
          ------------------------------------------------       ---------------

NOTE: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                                                                      APPENDIX B

                                NETRO CORPORATION

                        1997 DIRECTORS' STOCK OPTION PLAN

                      (AS AMENDED THROUGH JANUARY 20, 1999)

     1. PURPOSES OF THE PLAN. The purposes of this Directors' Stock Option Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

     All options granted hereunder shall be nonstatutory stock options.

     2.   DEFINITIONS. As used herein, the following definitions shall apply:

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c)  "Common Stock" shall mean the Common Stock of the Company.

          (d)  "Company" shall mean Netro Corporation, a California corporation.

          (e) "Continuous Status as a Director" shall mean the absence of any interruption or termination of service as a Director.

          (f)  "Director" shall mean a member of the Board.

          (g) "Employee" shall mean any person, including any officer or director, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

          (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i) "Option" shall mean a stock option granted pursuant to the Plan. All options shall be nonstatutory stock options (i.e., options that are not intended to qualify as incentive stock options under Section 422 of the Code).

          (j) "Optioned Stock" shall mean the Common Stock subject to an Option.

          (k)  "Optionee" shall mean an Outside Director who receives an Option.

          (l)  "Outside Director" shall mean a Director who is not an Employee.

          (m) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (n)  "Plan" shall mean this 1997 Directors' Stock Option Plan.

          (o) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

          (p) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 300,000 Shares (the "Pool") of Common ---- Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. If Shares which were acquired upon exercise of an Option are subsequently repurchased by the Company, such Shares shall not in any event be returned to the Plan and shall not become available for future grant under the Plan.

     4.   ADMINISTRATION OF AND GRANTS OF OPTIONS UNDER THE PLAN.

          (a) ADMINISTRATOR. Except as otherwise required herein, the Plan shall be administered by the Board.

          (b) PROCEDURE FOR GRANTS. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

               (i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

               (ii) Each Outside Director shall be automatically granted an Option to purchase 50,000 Shares (a "First Option") on the date on which such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy.

               (iii) Each Outside Director shall be automatically granted an Option on the first day of each fiscal year (beginning with 2001) immediately following which such Outside Director is serving on the Board, provided that, on such date, he or she shall have served on the Board for at least six (6) months prior to such date (a "Subsequent Option"). With respect to grants to an Outside Director who was granted an option under the Plan in December 1997 ("Current Directors"), a Subsequent Option granted prior to the first day of the Company's fiscal year in 2002 shall be an option to purchase 12,500 Shares. With respect to grants (A) to all other Outside Directors and (B) to Current Directors on and after the first day of the Company's fiscal year in 2002, a Subsequent Option shall be an option to purchase 12,500 Shares.

               (iv) Notwithstanding the provisions of subsections (ii) and (iii) hereof, in the event that a grant would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options to exceed the Pool, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors receiving an Option on such date on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

               (v) Notwithstanding the provisions of subsections (ii) and (iii) hereof, any grant of an Option made before the Company has obtained shareholder approval of the Plan in accordance with Section 17 hereof shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with Section 17 hereof.

               (vi) The terms of each First Option granted hereunder shall be as follows:

                    (1) the First Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in
Section 9 hereof;

                    (2) the exercise price per Share shall be 100% of the fair market value per Share on the date of grant of the First Option, determined in accordance with Section 8 hereof; and

                    (3) the First Option shall vest with respect to 1/4th of the total Shares subject thereto on each of the first, second, third and fourth anniversaries of the date of grant.

               (vii) The terms of each Subsequent Option granted hereunder shall be as follows:

                    (1) the Subsequent Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in
Section 9 hereof;

                    (2) the exercise price per Share shall be 100% of the fair market value per Share on the date of grant of the Subsequent Option, determined in accordance with Section 8 hereof; and

                    (3) the Subsequent Option shall be fully vested and exercisable in its entirety on the fourth anniversary of the date of grant.

          (c) POWERS OF THE BOARD. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; and (vi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

          (d) EFFECT OF BOARD'S DECISION. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

          (e) SUSPENSION OR TERMINATION OF OPTION. If the President or his or her designee reasonably believes that an Optionee has committed an act of misconduct, the President may suspend the Optionee's right to exercise any option pending a determination by the Board of Directors (excluding the Outside Director accused of such misconduct). If the Board of Directors (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his or her estate shall be entitled to exercise any option whatsoever. In making such determination, the Board of Directors (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee's behalf at a hearing before the Board or a committee of the Board.

     5. ELIGIBILITY. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in
Section 4(b) hereof. An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options in accordance with such provisions.

     The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

     6. TERM OF PLAN; EFFECTIVE DATE. The Plan shall become effective on December 9, 1997. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

     7. TERM OF OPTIONS. The term of each Option shall be ten (10) years from the date of grant thereof.

     8.   EXERCISE PRICE AND CONSIDERATION.

          (a) EXERCISE PRICE. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the fair market value per Share on the date of grant of the Option.

          (b) FAIR MARKET VALUE. The fair market value shall be determined in good faith by the Board; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the bid and asked prices of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("Nasdaq") System) or, in the event the Common Stock is traded on the Nasdaq National Market or listed on a stock exchange, the fair market value per Share shall be the closing price on such system or exchange on the date of grant of the Option (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

          (c) FORM OF CONSIDERATION. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised (which, if acquired from the Company, shall have been held for at least six months), or any combination of such methods of payment and/or any other consideration or method of payment as shall be permitted under applicable corporate law.

     9.   EXERCISE OF OPTION.

          (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof; provided, however, that no Options shall be exercisable prior to shareholder approval of the Plan in accordance with Section 17 hereof has been obtained.

               An Option may not be exercised for a fraction of a Share.

               An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 11 of the Plan.

               Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) TERMINATION OF STATUS AS A DIRECTOR. If an Outside Director ceases to serve as a Director, he or she may, but only within ninety (90) days after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that such Outside Director was not entitled to exercise an Option at the date of such termination, or does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

          (c) DISABILITY OF OPTIONEE. Notwithstanding Section 9(b) above, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Board) from the date of such termination, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

          (d)  DEATH OF OPTIONEE. In the event of the death of an Optionee:

               (i) During the term of the Option who is, at the time of his or her death, a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as Director for six (6) months (or such lesser period of time as is determined by the Board) after the date of death. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired; or

               (ii) Within three (3) months after the termination of Continuous Status as a Director, the Option may be exercised, at any time within six (6) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination. Notwithstanding the foregoing, in no event may the option be exercised after its term set forth in Section 7 has expired.

     10. NONTRANSFERABILITY OF OPTIONS. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder). The designation of a beneficiary by an Optionee does not constitute a transfer. An Option may be exercised during the lifetime of an Optionee only by the Optionee or a transferee permitted by this Section.

     11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

          (a) ADJUSTMENT. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, and the number of shares of Common Stock authorized for issuance under the automatic grant provisions of Sections 4(b)(ii) and (iii) hereof, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

          (b) CORPORATE TRANSACTIONS. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, the Company shall give to the Eligible Director, at the time of adoption of the plan for liquidation, dissolution, sale, merger, consolidation or reorganization, either a reasonable time thereafter within which to exercise the Option, including Shares as to which the Option would not be otherwise exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the Option shall terminate, or the right to exercise the Option, including Shares as to which the Option would not be otherwise exercisable (or receive a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

     12. TIME OF GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4(b) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

     13.  AMENDMENT AND TERMINATION OF THE PLAN.

          (a) AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the shareholders of the Company to Plan amendments to the extent and in the manner required by such law or regulation.

          (b) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan that would impair the rights of any Optionee shall not affect Options already granted to such Optionee and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     14. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     15. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     16. OPTION AGREEMENT. Options shall be evidenced by written option agreements in such form as the Board shall approve.

     17. SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the shareholders of the Company at or prior to the first annual meeting of shareholders held subsequent to the granting of an Option hereunder. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. If such shareholder approval is obtained by written consent, it may be obtained by the written consent of the holders of a majority of the outstanding shares of the Company. Options may be granted, but not exercised, before such shareholder approval.